                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No. 333-5011


                [Logo of Pacific Aerospace & Electronics, Inc.]


                      SUPPLEMENT NO. 1 DATED MAY 31, 2000
                                      TO
                         PROSPECTUS DATED MAY 10, 2000


This is Supplement No. 1, dated May 31, 2000, to the Prospectus, dated May 10, 2000 (the "Prospectus") of Pacific Aerospace & Electronics, Inc. (the "Company") relating to the Company's public warrants. Any terms used in this Supplement have the meanings given in the Prospectus.

The Company has extended the expiration date of its public warrants from July 15, 2001 to July 15, 2003. This change applies to both the 2,295,000 public warrants currently outstanding and the 180,000 public warrants issuable upon exercise of the underwriters' warrants. All other terms of the public warrants are unchanged. The terms of the underwriters' warrants are unchanged.